Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports Fourth Quarter 2017 Results:
Record Revenue for 2017 - Fourth Quarter Revenue and Profits Continue Upward Momentum

Richmond, Virginia, March 13, 2018...Synalloy Corporation (Nasdaq:SYNL), today announced net sales for the fourth quarter of 2017 of $52.8 million. This represents an increase of $19.8 million or 60% when compared to net sales for the fourth quarter of 2016. Excluding the impact from the acquisition of the stainless steel pipe and tube operations of Marcegaglia USA, Inc. (“Bristol Metals-Munhall”), fourth quarter net sales were up 34% over the same period last year. Net sales for the full year 2017 totaled $201.1 million, an increase of $62.6 million or 45% from the full year 2016. Excluding Bristol Metals-Munhall, year to date net sales were up 27%.
For the fourth quarter of 2017, the Company recorded net income from continuing operations of $1.0 million, or $0.11 per share compared to a net loss from continuing operations of $1.4 million, or $0.17 loss per share for fourth quarter 2016. The current quarter was negatively impacted by $1.0 million in inventory price change losses compared to the fourth quarter of last year which incurred inventory price change losses totaling $0.2 million. For the full year 2017, net income from continuing operations was $1.3 million, or $0.15 per share. This compares to a net loss from continuing operations of $7.0 million, or $0.81 loss per share for the full year 2016.
The fourth quarter and full year periods of 2017 include financial results in the Company's Metals Segment related to the acquisition of Bristol Metals-Munhall, which closed on February 28, 2017, including net sales of $8.7 million and $25.8 million, respectively, operating income of $0.6 million and $0.4 million, respectively, and pretax acquisition transaction related charges totaling $11,000 and $1.2 million, respectively.

The Company also reports on its performance utilizing its two non-GAAP financial measures, Adjusted Net Income and Adjusted EBITDA.

Note: On December 19, 2017, the Company received a Comment Letter from the SEC requesting information related to the inclusion of certain adjustments in its calculation of non-GAAP measures. As a result of that letter, the Company has submitted a response (refer to 8-K filing) confirming that it will adjust its presentation to exclude certain adjustments previously included in its calculation (inventory price change gains and losses, inventory cost adjustments, aged inventory adjustments and manufacturing variances). The Company believes that knowledge of those impacts will continue to add value to the reader and has developed an alternative format to identify the impacts in the attached exhibits, as well as its discussion of results contained herein.

The Company's performance, as calculated under the newly constituted measures, is as follows:

•
Adjusted Net Income for the fourth quarter of 2017 was $1.2 million, or $0.13 per share, compared to a loss of $0.9 million, or $0.11 loss per share for the fourth quarter of 2016. For the full year 2017, Adjusted Net Income was $2.6 million, or $0.30 per share, compared to a loss of $3.7 million, or $0.43 loss per share for the full year 2016.

•
Adjusted EBITDA for the fourth quarter of 2017 was $4.0 million, 7.5% of sales, compared to a loss of $0.1 million, 0.2% of sales, for the fourth quarter of 2016. For the full year 2017, Adjusted EBITDA was $12.5 million, 6.2% of sales, compared to $2.1 million, 1.5% of sales, for the same period of 2016.

The Company's results were impacted by factors no longer included as adjustments to the non-GAAP totals, but represent significant items in understanding differences in period to period results. Inventory price change loss in the fourth quarter of 2017 totaling $1.0 million, compared to a loss of $0.2 million for the fourth quarter of 2016. Inventory valuation adjustments, which are comprised of inventory cost and aged inventory adjustments, were favorable for fourth quarters of 2017 and 2016 by $0.3 million and $0.2 million, respectively. Manufacturing variance deferrals did not impact the fourth quarter of 2017 but were favorable $0.7 million for the fourth quarter of 2016. For the full year, inventory price change losses were $2.6 million and $5.8 million for 2017 and 2016, respectively. Inventory valuation adjustments were $0.2 million and $1.8 million favorable for 2017 and 2016, respectively. Manufacturing variance deferrals were unfavorable by $1.2 million for 2017 and were favorable for 2016 by $0.5 million.

"The Company continued to show excellent progress in both its top and bottom line performance in the fourth quarter," said Craig Bram, President and CEO. "The backlog in our Metals Segment at year-end shows much improved pricing, due to a higher margin product mix and strengthening prices overall. Raw material prices in the Specialty Chemicals Segment are also increasing, which will have a positive impact on our selling prices in 2018."
Metals Segment
Metals Segment net sales for the fourth quarter of 2017 totaled $41.1 million, an increase of $19.3 million or 88% from the fourth quarter of 2016. Excluding Bristol Metals-Munhall, fourth quarter net sales were up 48% over the same period last year. Sales for the full year 2017, were $153.0 million, an increase of $62.7 million or 70% from 2016. Excluding Bristol Metals-Munhall, year to date net sales were up 41%. Each product line in the Metals Segment showed positive sales growth against the prior year’s quarter and on a year to date basis. Sales of seamless carbon pipe and tube were up 53% over last year’s fourth quarter and up 68% year to date. Storage tank and vessel sales were up 52% over last year’s fourth quarter and up 43% year to date. Stainless steel pipe and tube sales were up 114% over last year’s fourth quarter and up 79% year to date. Excluding Bristol Metals-Munhall, sales for stainless steel pipe and tube were up 46% over last year’s fourth quarter and up 33% year to date.
The backlog for Bristol Metals as of December 31, 2017 was $29 million, with lead times approaching 15 weeks on many product sizes. Palmer’s backlog totaled $17 million.
The Metals Segment's operating income from continuing operations improved $4.3 million to $3.0 million for the fourth quarter of 2017 compared to a loss of $1.3 million for the fourth quarter of 2016. For the full year 2017, operating income from continuing operations for the Metals Segment increased $12.7 million to an operating profit of $5.7 million compared to a loss of $7.0 million for the same period of 2016. The change in operating results were affected by the following factors:

a)	The addition of Bristol Metals-Munhall operations as noted above.

b)
Nickel prices and resulting surcharges for 304 and 316 alloys experienced a rebound in the fourth quarter when compared to the third quarter of 2017. Surcharges for both alloys increased by $0.14 per pound in the fourth quarter, however, the increase was not sufficient to offset the cumulative impact of third quarter declines, with the Metals Segment experiencing a inventory price change loss of $1.0 million for the quarter, up from the prior year’s fourth quarter metal price change loss of $0.2 million. The current quarter’s inventory price change loss brought the full year inventory price change loss to $2.6 million, compared to the full year 2016 inventory price change loss of $5.8 million.

c)	Year over year improvements in volume, pricing and product mix combined for a 36% improvement in gross profit margins in 2017 compared to 2016.

d)	Operating income from both seamless carbon pipe and tube and storage tanks and vessels continued to show solid improvement over the prior year.
Specialty Chemicals Segment
Net sales for the Specialty Chemicals Segment in the fourth quarter of 2017 were $11.7 million, representing a $0.5 million or 5% increase from the same quarter of 2016. Net sales for the full year 2017 were $48.2 million, down $0.2 million or 0.3% from 2016 results. Net sales were negatively impacted during the full year 2017 by:
a) The loss of a single customer in the second half of 2016 reduced sales in 2017 by $2.1 million.
b) 2017 volume was negatively impacted by the slower than anticipated ramp up of our new fire retardant customer at CRI Tolling. Shipments did commence in the second half of the third quarter and continued to build into the fourth quarter to approximately 60% of expected volumes. Our agreement calls for an annual volume of 3 million pounds, the run rate, which we now expect to achieve in the first quarter of 2018.
c) We experienced some delays in customer deliveries due to weather conditions and an industry wide diminished trucking capacity.
Operating income for the Specialty Chemicals Segment for the fourth quarter of 2017 was $0.6 million, a $0.4 million or 38.2% decrease from the fourth quarter of 2016. Operating income for the Specialty Chemicals Segment for the full year 2017 amounted to $4.4 million, a $0.3 million or 6% decrease from the same period for 2016. Operating income for the full year 2017 was negatively impacted by an increase to the allowance for doubtful accounts of $0.2 million for one customer that became financially unstable and became uncollectable, and $0.2 million of one-time legal expenses. The decrease in operating income was partially offset by a $0.2 million charge in the third quarter 2016 associated with the book loss on two Specialty Chemicals Segment properties sold as part of the sale-leaseback transaction closed in 2016 with no comparable loss recognized in 2017.
Other Items
Unallocated corporate expenses for the fourth quarter of 2017 increased $0.3 million or 21.4% to $1.7 million (3.2% of sales) compared to $1.4 million (4.2% of sales) for the fourth quarter of 2016. For the full year, unallocated corporate expenses increased

$0.4 million or 7.0% to $6.1 million (3.0% of sales) from $5.7 million (4.1% of sales) in the prior year. The fourth quarter increase resulted from higher professional fees, performance based incentive bonus costs, personnel costs and taxes and licenses partially offset by higher corporate allocations to the operating segments plus sale-leaseback closing costs which were incurred in the prior year. In addition to the accounts mentioned earlier, unallocated corporate expenses increased for the full year due to higher stock option compensation expense offset by non-recurring shelf registration expenses recorded in the prior year.

During the third quarter of 2016, the Company completed a sale-leaseback transaction whereby all of the Company's operating real estate assets were sold to a third party and are being leased back by the Company. The Company received sales proceeds of $22.0 million, or approximately $4.2 million in excess of net book value of total assets sold. Pursuant to the applicable accounting standards, the Company was required to calculate the gain or loss associated with the transaction on a property by property basis. As a result, losses associated with three of the properties in this transaction, totaling $2.5 million, were charged against earnings during the third quarter of 2016. Gains associated with the remaining three properties, totaling approximately $6.7 million, were deferred and are being amortized on the straight-line method over the initial lease term of 20 years. Total incremental (benefit) cost associated with the sale-leaseback transaction for 2016 is as follows:

	4th Quarter		Full-Year
	2017	2016	2017	2016
Metals Segment operating (income) loss	$(60,000)	$(60,000)	$(239,000)	$2,166,000
Specialty Chemicals operating (income) loss	(24,000)	(24,000)	(95,000)	206,000
Corporate expenses	—	64,000	—	165,000
Total incremental (benefit) cost	$(84,000)	$(20,000)	$(334,000)	$2,537,000

Acquisition costs were $1.2 million for the full year 2017 ($0.8 million in unallocated SG&A and $0.4 million in Metals Segment cost of sales), resulting from costs associated with the Bristol Metals-Munhall acquisition. There were no significant acquisition costs during the fourth quarter 2017.
Interest expense was $0.3 million and $0.1 million for the fourth quarters of 2017 and 2016, respectively. For the full year, interest expense increased to $1.0 million for 2017 from $0.9 million for 2016. Average debt outstanding increased to $29.3 million for the fourth quarter of 2017 from $8.1 million for the fourth quarter of 2016 as a result of funds used for the acquisition of Bristol Metals-Munhall in the first quarter of 2017. For the year, average debt outstanding for 2017 was $27.9 million compared to $23.2 million for 2016.
The change in fair value of the interest rate swap contract(s) was favorable for both the fourth quarters of 2017 and 2016 by $0.1 million and $0.3 million, respectively. For the full year of 2017, the effect of the change in fair value was a favorable $0.1 million compared to an insignificant change for 2016. During the third quarter of 2016, the swap contract entered into on September 3, 2013 was settled leaving only the swap contract entered into on August 12, 2012 outstanding as of December 31, 2017.
Due to higher projected sales of small diameter stainless-steel pipe and tube (outside diameter of ten inches or less) for the remainder of the measurement period, the earn-out liability resulting from the acquisition of Bristol Metals-Munhall was increased by $0.5 million and $0.7 million for the fourth quarter and full year 2017, respectively.
The Company purchased 225,000 shares of a potential acquisition target for $3.8 million during the second quarter of 2017. During the third quarter of 2017, acquisition discussions were stopped and the Company sold all of their holdings, realizing a $0.3 million gain on the investment. As a result of the sale, unrealized gains, net of tax, of $0.4 million were reclassified out of accumulated other comprehensive income ("AOCI") with the realized gain on sale included in other income. The Company used the average cost method to determine the realized gain or loss for each transaction.
The effective tax rate was 1% and 9% for the three-month and twelve-month periods ended December 31, 2017, respectively. The 2017 effective tax rate was lower than the statutory rate of 34% primarily due to the effect of the enactment of the Tax Cuts and Jobs Act ("Act") on December 22, 2017. The Act significantly reduced the U.S. federal corporate income tax rate which resulted in an income tax benefit in the current year as the Company's net deferred tax liabilities were re-measured at the newly enacted tax rate. The effective tax rate was a benefit of 18% and 24% for the three-month and twelve-month periods ended December 31, 2016, respectively. The twelve-month 2016 effective tax rate was lower than the 34% statutory rate primarily due to taxable life insurance cash surrender value gains and other permanent differences reducing the amount of tax benefit of the pre-tax loss for the year.
The Company's cash balance decreased $48,000 to $15,000 as of December 31, 2017 compared to $63,000 at December 31, 2016. Fluctuations during the period were comprised of the following:

a)	On February 28, 2017, the Company completed the acquisition of Bristol Metals-Munhall for $12.0 million. This excludes a $3.0 million deposit made in the prior year;

b)
Net accounts receivable increased $10.7 million at December 31, 2017 when compared to the prior year end, which resulted from a 48% increase in sales for the last two months of the fourth quarter 2017 compared to the last two months of the fourth quarter 2016. Also, days sales outstanding, calculated using a three-month average basis, remained unchanged at 51 days outstanding at the end of the fourth quarters of 2017 and 2016;

c)
Net inventories, excluding the $5.4 million of inventory obtained in the Bristol Metals-Munhall acquisition, increased $5.9 million at December 31, 2017 as compared to year-end 2016. The increase resulted from building Bristol Metals-Munhall inventory from acquisition levels (up $8.8 million), increased inventory for storage tanks to support higher sales activity (up $1.5 million) along with higher Specialty Chemicals inventory (up $2.7 million) due to raw material inventory required for the fire retardant product line along with raw material price increases. These increases were partially offset by lower seamless, heavy wall pipe and tube inventory (down $3.4 million) resulting from higher sales levels and lower stainless steel pipe inventory (down $3.7 million) from purchases for a large sales order being made during the fourth quarter of 2016 that was shipped early 2017. Inventory turns increased from 1.90 turns at December 31, 2016, calculated on a three-month average basis, to 2.51 turns at December 31, 2017;

d)
Accounts payable increased $7.6 million as of December 31, 2017 from the prior year-end. The significant portion of the increase was for Bristol Metals-Munhall (up $4.0 million) and the seamless, heavy wall pipe and tube facilities (up $2.5 million) as a greater amount of inventory was purchased during the fourth quarter of 2017 to support sales projections than what was purchased in the prior year. Accounts payable days outstanding were approximately 60 days at the end of 2017 and 2016;

e)
The Company purchased approximately 295,000 shares of a potential acquisition target for $0.6 million during the fourth quarter of 2017. These "available-for-sale securities" were acquired via open market trading; and

f)	Capital expenditures for 2017 were $5.3 million.
The Company drew $17.1 million against its line of credit during 2017 and had $25.9 million of borrowings outstanding as of December 31, 2017. Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs. The Company was in compliance with all covenants as of December 31, 2017.
On October 30, 2017, the Company amended its Credit Agreement with its bank to increase the limit of the asset-based revolving line of credit by $20.0 million to a maximum of $65.0 million and extended the maturity date to October 30, 2020. None of the other provisions of the Credit Agreement were changed as a result of this amendment.

At December 31, 2016, the Company recorded $11.0 million in accrued expenses and current assets to reflect the legal liability and corresponding indemnified receivable due from the former shareholders of Palmer. On June 30, 2017, the plaintiff entered into settlement agreements with Palmer/Synalloy and the former shareholders of Palmer, respectively. On August 31, 2017, the former shareholders of Palmer satisfied the financial conditions specified in their settlement agreement with the plaintiff, and the plaintiff filed a Release of Final Judgment with the Court. Because of indemnification terms included in the Stock Purchase Agreement between Synalloy and the former owners of Palmer, neither Synalloy or Palmer contributed to the payments required by the settlement agreements. As a result of the filed Release of Final Judgment the legal liability and corresponding indemnified receivable due from the former shareholders of Palmer were reduced to zero at August 31, 2017.
Outlook
We remain optimistic that our 2018 financial results will surpass those achieved in 2017. Our primary end markets continue to point toward increasing demand and improving prices. Any concrete steps to limit imports of stainless steel pipe and tube will further improve market dynamics for this critical product line. We also expect the Specialty Chemicals Segment to bounce back from its flat results and post both revenue and profit gains as new products are added to their line-up. Excluding contributions from any acquisitions, our forecast for 2018 calls for a 15% increase in revenue and an approximate 60% increase in Adjusted EBITDA. The Company’s balance sheet is in excellent shape and we have ample borrowing capacity to meet our needs going forward.

Synalloy Corporation (Nasdaq: SYNL) is a growth-oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tubing, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Financial statement included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, realized gains on investments, casualty insurance gain and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairment, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, realized gains on investments, casualty insurance gain and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
(unaudited)	Dec 31, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016

Net sales
Metals Segment	$41,136,000	$21,883,000	$152,957,000	$90,215,000
Specialty Chemicals Segment	11,701,000	11,167,000	48,191,000	48,351,000
	$52,837,000	$33,050,000	$201,148,000	$138,566,000
Operating income (loss)
Metals Segment operations	$2,945,000	$(1,386,000)	$5,425,000	$(4,821,000)
Gain (loss) on sale-leaseback	60,000	60,000	239,000	(2,166,000)
Total Metals Segment	3,005,000	(1,326,000)	5,664,000	(6,987,000)

Specialty Chemicals Segment operations	570,000	937,000	4,296,000	4,888,000
Gain (loss) on sale-leaseback	24,000	24,000	95,000	(206,000)
Total Specialty Chemicals Segment	594,000	961,000	4,391,000	4,682,000

Unallocated expense (income)
Unallocated straight line lease cost - sale-leaseback	92,000	102,000	397,000	102,000
Corporate	1,716,000	1,398,000	6,118,000	5,733,000
Acquisition costs	13,000	30,000	795,000	106,000
Operating income (loss)	1,778,000	(1,895,000)	2,745,000	(8,246,000)
Interest expense	270,000	110,000	985,000	933,000
Change in fair value of interest rate swap	(64,000)	(264,000)	(97,000)	13,000
Earn-out adjustments	543,000	—	689,000	—
Realized gain on investment	—	—	(310,000)	—

Net income (loss) from continuing operations
before income taxes	1,029,000	(1,741,000)	1,478,000	(9,192,000)
Provision for (benefit from) income taxes	12,000	(305,000)	137,000	(2,198,000)

Net income (loss) from continuing operations	1,017,000	(1,436,000)	1,341,000	(6,994,000)
Loss from discontinued operations, net of tax	—	—	—	(99,000)

Net income (loss)	1,017,000	(1,436,000)	1,341,000	(7,093,000)

Other comprehensive income (loss), net of tax:
Unrealized (loss) gain on available for sale securities, net of tax	(11,000)	—	355,000	—
Reclassification adjustment for gains included in net
income, net of tax	—	—	(366,000)	—
Comprehensive income (loss)	$1,006,000	$(1,436,000)	$1,330,000	$(7,093,000)

Net income (loss) per common share from continuing operations
Basic	$0.11	$(0.17)	$0.15	$(0.81)
Diluted	$0.11	$(0.17)	$0.15	$(0.81)

Net loss per common share from discontinued operations
Basic	$—	$—	$—	$(0.01)
Diluted	$—	$—	$—	$(0.01)

Average shares outstanding
Basic	8,728,000	8,666,000	8,705,000	8,650,000
Diluted	8,774,000	8,666,000	8,727,000	8,650,000

Other data:
Adjusted EBITDA (1)	$3,986,000	$(52,000)	$12,545,000	$2,061,000
(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction based items that have no relationship to earnings from operations of past, current or future periods, including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, (gains) losses associated with Sale-leaseback, stock option/grant costs, and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material). For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA as shown on next page.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
(unaudited)	Dec 31, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016
Consolidated
Net income (loss) from continuing operations	$1,017,000	$(1,436,000)	$1,341,000	$(6,994,000)
Adjustments:
Interest expense	270,000	110,000	985,000	933,000
Change in fair value of interest rate swap	(64,000)	(264,000)	(97,000)	13,000
Income taxes	12,000	(305,000)	137,000	(2,198,000)
Depreciation	1,379,000	914,000	5,295,000	4,235,000
Amortization	616,000	615,000	2,443,000	2,460,000
EBITDA	3,230,000	(366,000)	10,104,000	(1,551,000)
Acquisition costs	11,000	30,000	1,199,000	106,000
Shelf registration costs	—	—	—	145,000
Earn-out adjustments	543,000	—	689,000	—
Realized gain on investment	—	—	(310,000)	—
Other adjustments	—	—	—	125,000
Stock option / grant costs	152,000	168,000	638,000	460,000
Straight line lease cost - sale-leaseback	92,000	102,000	397,000	102,000
Loss on sale-leaseback	—	64,000	—	2,621,000
Amortized gain on sale of assets - sale-leaseback	(84,000)	(84,000)	(334,000)	(84,000)
Retention expense	42,000	34,000	162,000	137,000
Adjusted EBITDA	$3,986,000	$(52,000)	$12,545,000	$2,061,000
% sales	7.5%	(0.2)%	6.2%	1.5%
Other (unfavorable) favorable impacts to income (2):
Inventory price change loss	$(997,000)	$(194,000)	$(2,634,000)	$(5,751,000)
Inventory cost adjustments	226,000	244,000	168,000	1,869,000
Aged inventory adjustment	72,000	—	24,000	(67,000)
Manufacturing variances	—	689,000	(1,229,000)	494,000
Total other (unfavorable) favorable impacts	$(699,000)	$739,000	$(3,671,000)	$(3,455,000)
Metals Segment
Operating income (loss) from continuing operations	$3,005,000	$(1,326,000)	$5,664,000	$(6,987,000)
Adjustments:
Depreciation expense	1,014,000	593,000	3,860,000	2,696,000
Amortization expense	610,000	609,000	2,420,000	2,437,000
EBITDA	4,629,000	(124,000)	11,944,000	(1,854,000)
Acquisition costs	(2,000)	—	404,000	—
Other adjustments	—	—	—	51,000
Stock option / grant costs	41,000	38,000	168,000	135,000
Loss on sale-leaseback	—	—	—	2,226,000
Amortized gain on sale of assets - sale-leaseback	(60,000)	(60,000)	(239,000)	(60,000)
Retention expense	42,000	34,000	162,000	137,000
Metals Segment Adjusted EBITDA	$4,650,000	$(112,000)	$12,439,000	$635,000
% segment sales	11.3%	(0.5)%	8.1%	0.7%
Other (unfavorable) favorable impacts to income (2):
Inventory price change loss	$(925,000)	$(194,000)	$(2,633,000)	$(5,751,000)
Inventory cost adjustments	230,000	244,000	174,000	1,869,000
Aged inventory adjustment	29,000	—	(56,000)	(67,000)
Manufacturing variances	99,000	689,000	(1,371,000)	494,000
Total other (unfavorable) favorable impacts	$(567,000)	$739,000	$(3,886,000)	$(3,455,000)
Specialty Chemicals Segment
Operating income from continuing operations	$594,000	$961,000	$4,391,000	$4,682,000
Adjustments:
Depreciation expense	328,000	291,000	1,280,000	1,426,000
Amortization expense	6,000	6,000	23,000	23,000
EBITDA	928,000	1,258,000	5,694,000	6,131,000
Other adjustments	—	—	—	74,000
Stock option / grant costs	16,000	14,000	83,000	45,000
Loss on sale-leaseback	—	—	—	230,000
Amortized gain on sale of assets - sale-leaseback	(24,000)	(24,000)	(95,000)	(24,000)
Specialty Chemicals Segment Adjusted EBITDA	$920,000	$1,248,000	$5,682,000	$6,456,000
% segment sales	7.9%	11.2%	11.8%	13.4%
Other (unfavorable) favorable impacts to income (2):
Inventory price change loss	$(72,000)	$—	$(1,000)	$—
Inventory cost adjustments	(4,000)	—	(6,000)	(74,000)
Aged inventory adjustment	43,000	—	80,000	—
Manufacturing variances	(99,000)	—	142,000	—
Total other (unfavorable) favorable impacts	$(132,000)	$—	$215,000	$(74,000)
(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted EBITDA, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Reconciliation of Net Income (Loss) and Earnings Per Share to
Adjusted Net Income (Loss) and Adjusted Earnings per Share

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
(unaudited)	Dec 31, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016

Income (loss) from continuing operations before taxes	$1,029,000	$(1,741,000)	$1,478,000	$(9,192,000)

Adjustments:
Acquisition costs	11,000	30,000	1,199,000	106,000
Shelf registration costs	—	—	—	145,000
Earn-out adjustments	543,000	—	689,000	—
Realized gain on investment	—	—	(310,000)	—
Other adjustments	—	—	—	125,000
Stock option / grant costs	152,000	168,000	638,000	460,000
Straight line lease cost - sale-leaseback	92,000	102,000	397,000	102,000
Sale-leaseback loss	—	64,000	—	2,621,000
Amortized gain on sale of assets - sale-leaseback	(84,000)	(84,000)	(334,000)	(84,000)
Retention expense	42,000	34,000	162,000	137,000

Adjusted income (loss) before income taxes	1,785,000	(1,427,000)	3,919,000	(5,580,000)
Provision for income taxes at 34%	607,000	(485,000)	1,332,000	(1,897,000)

Adjusted net income (loss)	$1,178,000	$(942,000)	$2,587,000	$(3,683,000)

Average shares outstanding, as reported
Basic	8,728,000	8,666,000	8,705,000	8,650,000
Diluted	8,774,000	8,666,000	8,727,000	8,650,000

Adjusted net income (loss) per common share
Basic	$0.13	$(0.11)	$0.30	$(0.43)
Diluted	$0.13	$(0.11)	$0.30	$(0.43)

Other (unfavorable) favorable impacts to income (2):
Inventory price change loss	$(997,000)	$(194,000)	$(2,634,000)	$(5,751,000)
Inventory cost adjustment	226,000	244,000	168,000	1,869,000
Aged inventory adjustment	72,000	—	24,000	(67,000)
Manufacturing variance	—	689,000	(1,229,000)	494,000

Total other (unfavorable) favorable impacts	$(699,000)	$739,000	$(3,671,000)	$(3,455,000)
Other impacts, net of tax	$(461,000)	$488,000	$(2,423,000)	$(2,280,000)
(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Condensed Consolidated Balance Sheets
(unaudited)	Dec 31, 2017	Dec 31, 2016

Assets
Cash	$15,000	$63,000
Accounts receivable, net	28,704,000	18,029,000
Inventories, net	72,125,000	60,800,000
Indemnified contingencies	—	11,340,000
Sundry current assets	6,802,000	7,272,000
Total current assets	107,646,000	97,504,000

Property, plant and equipment, net	35,080,000	27,324,000
Goodwill	6,004,000	1,355,000
Intangible assets, net	10,880,000	12,309,000
Other assets	264,000	146,000

Total assets	$159,874,000	$138,638,000

Liabilities and Shareholders' Equity
Accounts payable	$24,257,000	$16,684,000
Accrued expenses	8,993,000	15,951,000
Total current liabilities	33,250,000	32,635,000

Long-term debt	25,914,000	8,804,000
Long-term portion of deferred sale-leaseback gain	5,933,000	6,268,000
Other long-term liabilities	1,907,000	2,338,000
Long-term portion of earn-out liability	3,170,000	—
Shareholders' equity	89,700,000	88,593,000

Total liabilities and shareholders' equity	$159,874,000	$138,638,000

Note: The condensed consolidated balance sheet at December 31, 2016 has been derived from the audited consolidated financial statements at that date.

Reconciliation of Forecasted 2018 Net Income from Continuing Operations to Adjusted EBITDA

(unaudited)	2018 Forecast
Consolidated
Net income from continuing operations	$7,269,000
Adjustments:
Interest expense	848,000
Income taxes	2,135,000
Depreciation	6,161,000
Amortization	2,314,000
EBITDA	18,727,000
Earn-out adjustments	246,000
Stock option / grant costs	775,000
Straight line lease cost - sale-leaseback	360,000
Sale-leaseback gain	(335,000)
Retention expense	107,000
Adjusted EBITDA	$19,880,000